Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-259868 and 333-259868-07

Toyota Auto Finance Receivables LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Toyota Auto Finance Receivables LLC has filed with the SEC for more complete information about Toyota Auto Finance Receivables LLC, Toyota Auto Receivables 2023-D Owner Trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Toyota Auto Finance Receivables LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-408-1016.
Free Writing Prospectus dated November 2, 2023
$1,200,000,000(1)
Toyota Auto Receivables 2023-D Owner Trust
Issuing Entity
Toyota Auto Finance Receivables LLC
Depositor
Toyota Motor Credit Corporation
Sponsor, Administrator and Servicer
The depositor has prepared a preliminary prospectus dated November 2, 2023 which describes the notes issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the Class A Notes.
Ratings
It is a condition to the issuance of the notes that the Class A-1 Notes, the Class A-2a Notes, the Class A-2b Notes, the Class A-3 Notes and the Class A-4 Notes receive at least the indicated ratings from S&P Global Ratings (“S&P”) and Fitch Ratings, Inc. (“Fitch” and, together with S&P, the “rating agencies”) listed below.
	S&P	Fitch
Class A-1 Notes	A-1+ (sf)	F1+sf
Class A-2a Notes	AAA (sf)	AAAsf
Class A-2b Notes	AAA (sf)	AAAsf
Class A-3 Notes	AAA (sf)	AAAsf
Class A-4 Notes	AAA (sf)	AAAsf
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(1)	The aggregate initial principal amount of the notes may be $1,600,000,000.
A security rating is not a recommendation to buy, sell or hold notes.  The ratings of the notes address the likelihood of the payment of principal and interest on the notes according to their terms.  Each rating agency rating the notes will monitor the ratings using its normal surveillance procedures.  Any rating agency may change or withdraw an assigned rating at any time.  If this happens, no person or entity will be obligated to provide any additional credit enhancement for the notes.  Any rating action taken by one rating agency may not necessarily be taken by the other rating agency.

None of the sponsor, the depositor, the servicer, the administrator, the indenture trustee, the owner trustee, the asset representations reviewer or any of their respective affiliates will be required to monitor any changes to the ratings of the notes.

Joint Bookrunners
J.P. Morgan	MUFG	SMBC Nikko	US Bancorp
Co-Managers
CIBC Capital Markets	Scotiabank	UniCredit Capital Markets